                                                                 EXHIBIT 11
                                                                Page 1 of 2


                 NEWMONT MINING CORPORATION AND SUBSIDIARIES
                      COMPUTATION OF PER SHARE EARNINGS
                       (In thousands, except per share)


PRIMARY EARNINGS PER SHARE CALCULATIONS

                                                         Three Months Ended
                                                              March 31,
                                                       ----------------------
                                                          1995         1994

                                                       ---------     --------

INCOME DATA:

  Net income                                           $  15,593     $ 21,589

  Preferred stock dividends                                3,953        3,953

                                                       ---------     --------
  Net income applicable to common shares               $  11,640     $ 17,636
                                                       =========     ========

COMMON AND COMMON EQUIVALENT SHARES:

  Weighted average common shares                          86,082       85,851

  Equivalent common shares from
    stock options                                             67          287
                                                       ---------     --------
  Common and common equivalent shares                     86,149       86,138
                                                       =========     ========

EARNINGS PER COMMON SHARE:

  Net income per common and common
    equivalent shares                                  $    0.14     $   0.20
                                                       =========     ========

                                                                 EXHIBIT 11
                                                                Page 2 of 2


                 NEWMONT MINING CORPORATION AND SUBSIDIARIES
                      COMPUTATION OF PER SHARE EARNINGS
                       (In thousands, except per share)


FULLY DILUTED EARNINGS PER SHARE CALCULATIONS

                                                        Three Months Ended
                                                              March 31,
                                                       ----------------------
                                                          1995         1994

                                                       --------      --------
INCOME DATA:

  Net income applicable to common shares               $ 15,593      $ 21,589
                                                       ========      ========

COMMON AND COMMON EQUIVALENT SHARES:

  Weighted average common shares                         86,082        85,851
  Equivalent common shares from
    stock options                                           249           338
  Equivalent common shares from
    conversion of preferred stock                         7,899         7,899
                                                       --------      --------
  Common and common equivalent shares                    94,230        94,088
                                                       ========      ========

EARNINGS PER COMMON SHARE:

  Net income per common and common
    equivalent shares                                  $   0.17      $   0.23
                                                       ========      ========